EXHIBIT 4.2

                                 AMENDMENT NO. 1
                            TO THE SITEL CORPORATION
                            1999 STOCK INCENTIVE PLAN

              As approved by the Board of Directors on May 6, 1999

A Section 6(j) shall be added to the SITEL Corporation 1999 Stock Incentive Plan and shall state in its entirety as follows:

                  (j) Shareholder Approval of Repricing. Notwithstanding anything to the contrary in this Plan (including without limitation
         Section 3(c)(xi)), in no event shall any issued and outstanding Stock Option be repriced to a lower exercise price at any time during the term of such Stock Option, without the prior affirmative vote of a majority of the shares of Common Stock present at a stockholders meeting in person or by proxy and entitled to vote thereon. Any amendment or repeal of this provision shall require the affirmative vote of a majority of the shares of Common Stock present at a stockholders meeting in person or by proxy and entitled to vote thereon.








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